Exhibit 99.1

Catasys Reports Rapid Growth in First Quarter 2014 Results

88% Increase in Enrollment and 101% Increase in Healthcare Services Revenue

LOS ANGELES, May 16, 2014 /PRNewswire/ -- Catasys, Inc. (OTCBB: CATS), provider of proprietary health management services to health insurers and employers, today announced its financial results for the first quarter ended March 31, 2014.

Highlights:

o	CEO Terren Peizer’s total investment in Catasys now exceeds $10 million

o	88% increase in first quarter enrollment compared with the same quarter last year.

o	101% increase in recognized revenue from the healthcare services segment to $199,000 in the first quarter, compared with the same quarter last year.

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A previously announced agreement with a national health plan, to provide services to its members in New Jersey, is expected to commence enrollment in the third quarter of 2014. Catasys has generated fees from the launched programs and expect to increase enrollment and fees throughout 2014.

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Catasys is operating programs in Kansas, Louisiana, Massachusetts, Oklahoma, West Virginia, Kentucky, and Wisconsin. The Wisconsin program, which represents the Company’s first managed care Medicaid health plan customer, commenced enrollment in the first quarter of 2014.

Rick Anderson, President and COO commented, “During the first quarter, enrollment began for our first managed care Medicaid health plan customer in Wisconsin, enabling us to build our outcomes data in a Medicaid population, and creating a solid opportunity to expand into a national roll out. We regard Medicaid to be a significant and emergent population, as Medicaid plans tend to be plagued with even greater costs of substance dependence than commercial plans.”

Mr. Anderson added, “We are pleased that total enrollment and healthcare services revenue continue to grow at an accelerated pace, up 88% and 101%, respectively. As we continue to expand across states with our current customers, launch enrollment for our second national plan, and convert our pipeline of new national and regional plans, we expect this momentum to continue in the upcoming quarters. We believe that Catasys is poised for transformative and profitable growth, both as enrollment reaches a steady state for plans we already have on board, and as we continue to leverage our platform and infrastructure. In the long term, we estimate that our addressable market may grow up to an additional 7-8 times within these existing plans, as we expand to other mental health indications on which we are currently building analytics. Because of high healthcare costs insurance companies face and our savings rates with OnTrak to date we anticipate expanding into these very exciting new areas in the future, affirming the opportunity which lies ahead of us.”

Healthcare Services – Overview

o	Customers – Catasys presently provides its proprietary OnTrak program to health plans in Kansas, Kentucky, Louisiana, Massachusetts, Oklahoma, West Virginia and Wisconsin.

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Sales Pipeline and Growth – Management expects continued organic growth – as existing insurers continue to recognize the value of the services of our program and expand into new territories and/or lines of business. Management also expects to continue to grow by signing new insurers. In addition to the signed national insurer, the Company had a sales pipeline of 11.5 million covered lives with 3.7 million in advanced stages of discussion, as of the end of March 31, 2014.

o	Capital Activity – $1.0 million was raised in January 2014, $919,500 of which was from our CEO Mr. Peizer.

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Enrollment – Generally 0.5% of a commercial health plan’s covered lives will be eligible for the OnTrak program and the Company anticipates that approximately 20% of those that are eligible will enroll in the program each year after full enrollment is achieved, which is anticipated up to approximately 12 months from the commencement of enrollment.

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Revenues – Healthcare services revenues are generated either monthly based on enrolled members at approximately $8,500 per year, or as a lower case rate when a member enrolls and a share of cost savings realized. Revenue without performance guarantees is recognized ratably over 12 months. If contracts contain a minimum performance guarantee, that portion of the monthly fee subject to the guarantee is reserved as deferred revenue until the performance measurement period is completed. Savings shares are recognized when they are paid.

First Quarter 2014 Results of Operations

For the first quarter of fiscal 2014, total revenues increased 61% to $218,000 compared with $135,000 for the same period last year. Increased total revenues are primarily a result of an increase in healthcare services revenue. The Company reported income from operations before income taxes of $2.1 million, or $0.11 per basic share and $0.08 per diluted share, for the first quarter of 2014, compared with income from operations before income taxes of $2.6 million, or $0.22 per basic share and $0.16 per diluted share, in the first quarter last year. The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

Total operating expenses for the first quarter of 2014 were $1.8, essentially unchanged, when compared with the first quarter in 2013.

OnTrak Program
Catasys' OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer by utilizing member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency department utilization driving a more than 50 percent reduction in total health care costs for enrolled members.

About Catasys, Inc.
Catasys, Inc. provides specialized health management services to health plans and employers through a network of licensed and company managed health care providers. The Catasys substance dependence program improves member health, thereby lowering overall costs. The proprietary program addresses substance dependence as a chronic disease, focusing on the whole health of the member. The program delivers integrated medical and psychosocial interventions in combination with long-term care coaching. For further information, please visit www.catasys.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan and achieve profitability, lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

James Carbonara, Regional Vice President

Hayden IR

Email:

Phone: 646-755-7412

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31,
	2014	2013
Revenues
Healthcare services revenues	$199	$99
License and management services revenues	19	36
Total revenues	$218	$135

Operating expenses
Cost of healthcare services	$333	$204
General and administrative	1,505	1,629
Depreciation and amortization	28	47
Total operating expenses	$1,866	$1,880

Loss from operations	$(1,648)	$(1,745)

Interest expense	(1,312)	-
Change in fair value of warrant liability	5,101	4,360
Income from operations before provision for income taxes	$2,141	$2,615
Provision for income taxes	2	2
Net Income	$2,139	$2,613

Basic and diluted net income per share:*
Basic net income per share*	$0.11	$0.22

Basic weighted number of shares outstanding*	19,449	12,057

Diluted net income per share*	$0.08	$0.16

Diluted weighted number of shares outstanding*	28,166	16,562

* The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
(In thousands, except for number of shares)	2014	December 31,
	(unaudited)	2013
ASSETS
Current assets
Cash and cash equivalents	$723	$1,136
Receivables, net of allowance for doubtful accounts of $13 and $0, respectively	293	173
Receivables from related party	-	115
Prepaids and other current assets	230	275
Total current assets	1,246	1,699
Long-term assets
Property and equipment, net of accumulated depreciation of $2,014 and $2,001, respectively	380	366
Intangible assets, net of accumulated amortization of $406 and $401, respectively	113	118
Deposits and other assets	353	440
Total Assets	$2,092	$2,623

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,072	$1,148
Accrued compensation and benefits	1,205	1,181
Deferred revenue	684	534
Other accrued liabilities	1,204	1,270
Total current liabilities	4,165	4,133
Long-term liabilities
Deferred rent and other long-term liabilities	238	160
Capital leases	24	26
Warrant liabilities	13,556	16,347
Total Liabilities	17,983	20,666

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized at March 31, 2014 and December 31, 2013, respectively; 20,559,712 and 18,835,571 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	2	2
Additional paid-in-capital	209,182	209,169
Accumulated deficit	(225,075)	(227,214)
Total Stockholders' deficit	(15,891)	(18,043)
Total Liabilities and Stockholders' deficit	$2,092	$2,623

* The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.